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                                                                     Exhibit 5.1

Internal Revenue Service            Department of the Treasury
District Director                   Sec Nr: 004127
Cincinnati Service Center           Letter 835 (DO/CG)
P. O. Box 2508
Cincinnati, Ohio 45201

                                    Employer Identification Number:
                                     76-0521114
Date: February 16, 1999             DLN:
                                     17007357009008
                                    Person to Contact:
                                     Cindy Perry/ID# 31888

MIDCOAST ENERGY RESOURCES INC.      Contact Telephone Number:
1100 LOUISIANA SUITE 2950            (877) 829-5500
HOUSTON, TX 77002                   Plan Name:
                                     MIDCOAST ENERGY SERVICES INC.
                                     401(k) PLAN
                                    Plan Number:
                                     001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some event that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) executed on December 1, 1998.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.
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     This plan satisfies the nondiscrimination in amount requirement of section
1.401(a) (4)-1(b)(2) of the regulation on the basis of a design-based safe harbor described in the regulations.

     This plan satisfied the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the code.

     Except as otherwise specified in an opinion or notification letter regarding this plan, this letter may not be relied upon with respect to whether the plan satisfied the changes in the qualification requirements made by the Uruguay Round Amendments Act (GATT) Pub. L. 103-465, the Taxpayer Relief Act of 1997 Pub. L. 105-34, and the changes in the qualification requirements of the Small Business Job Protection Act of 1996 Pub. L. 104-188 other than the requirements of Code section 401(a)(26).

     The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /s/ C. Ashley Bullard

                                    District Director

Enclosures:
Publication 794



Letter 835 (DO/CG)